POPULAR, INC. Contact:	Exhibit 99.1
Investor Relations:
Jorge A. Junquera Chief Financial Officer Senior Executive Vice President 787-754-1685
Media Relations:
Teruca Rullán Senior Vice President Corporate Communications

787-281-5170 or 917-679-3596 (mobile)

News For Immediate Release:

Popular Announces Proposed Exchange Offer to Issue up to 390 Million Shares of Common Stock In Exchange for Series A Preferred Stock, Series B Preferred Stock and Trust Preferred Securities

Tier I Common Equity Would Increase up to $1.2 Billion; Pro Forma March 31, 2009 Tier I Common Ratio Would Increase up to 7.44%

Dividends on Common Stock and Series A and Series B Preferred Stock Suspended

San Juan, Puerto Rico, Monday, June 8, 2009 – Popular, Inc. (the “Corporation”) (NASDAQ: BPOP) today announced that it plans to offer to issue up to 390 million shares of common stock in exchange for its Series A Preferred Stock, Series B Preferred Stock and Trust Preferred Securities. If eligible holders of those securities participate in the proposed exchange offer to the maximum extent permitted by the Corporation, the Corporation’s Tier I common equity would increase by approximately $1.2 billion. Based in the “high participation” scenario presented in the Corporation’s prospectus referred to below, the Corporation’s pro forma March 31, 2009 Tier I common ratio would have been 7.44% after giving effect to the consummation of the Exchange Offer.

Holders who participate in the proposed exchange offer will be entitled to receive a number of shares of Popular common stock having an aggregate value (based on the trading prices for the common stock during a five trading day period ending two business days prior to the expiration of the proposed exchange offer, subject to a $2.50 minimum attributed value per share, regardless of trading prices) set forth in the table below:

	Per share Liquidation	Per Share Exchange
Title of Securities	Preference/Amount	Value*
6.375% Non-cumulative Monthly Income Preferred Stock, 2003 Series A	$25	$20
8.25% Non-cumulative Monthly Income Preferred Stock, Series B	$25	$20
8.327% Trust Preferred Securities (issued by BanPonce Trust I)	$1,000	$750
6.564% Trust Preferred Securities (issued by Popular North America Capital Trust I)	$1,000	$750
6.70% Cumulative Monthly Income Trust Preferred Securities (issued by Popular Capital Trust I)	$25	$22.50
6.125% Cumulative Monthly Income Trust Preferred Securities (issued by Popular Capital Trust II)	$25	$22.50

• The exchange values are subject to change in the Corporation’s sole discretion prior to the commencement of or during the proposed exchange offer.

The Corporation also announced that it will suspend dividends on shares of its common stock and on its Series A Preferred Stock and Series B Preferred Stock after paying the previously declared June 2009 preferred stock dividends on June 30, 2009. The Corporation expects to continue to make distributions on its Trust Preferred Securities in accordance with their current terms, although there can be no assurance that those distributions will continue.

In connection with the proposed exchange offer, the Corporation is seeking the consent of holders of shares of its Series A and Series B Preferred Stock to issue to the U.S. Treasury shares of Senior Preferred Stock, in exchange for the Corporation’s Series C Preferred Stock currently held by the Treasury under the TARP. If those consents are not obtained, the Corporation will seek the agreement of the U.S. Treasury to exchange its Series C Preferred Stock for newly issued trust preferred securities having a distribution rate equal to the dividend rate on the Series C Preferred Stock. If either action occurs, the U.S. Treasury will continue to receive distributions with respect to its investment in the Corporation’s securities despite the suspension of dividends on the Corporation’s common stock, Series A Preferred Stock and Series B Preferred Stock. The U.S Government is not making any new investment in the Corporation in connection with the proposed exchange offer and is not receiving any common stock in connection with the proposed exchange offer.

Current holders of the Corporation’s common stock will continue to own at least 42% of the Corporation’s common stock after the proposed exchange offer, assuming maximum acceptance.

“Even though we were not one of the banking institutions included in the Supervisory Capital Assistance Program, we have closely assessed the announced SCAP results, particularly noting that Federal banking regulators are focused on the composition of regulatory capital. Specifically, the regulators have indicated that voting common equity should be the dominant element of Tier 1 capital and have established a 4% Tier 1 common/risk-weighted assets ratio as a threshold for determining capital needs,” said Richard L. Carrión, Chairman of the Board and Chief Executive Officer of the Corporation. “While Popular is well capitalized on a Tier 1 capital basis at 11.16%, we believe that an improvement in the composition of our regulatory capital, including Tier 1 common equity, responds to the federal banking regulators’ focus on banks putting themselves in a better position in the event of a more adverse economic and credit scenario.”

The Corporation’s Tier 1 common/risk-weighted assets ratio was 3.13% as of March 31, 2009.

Mr. Carrión continued: “we are proposing conducting the exchange offer in order to increase our common equity capital to accommodate the more adverse economic and credit scenarios assumed under the SCAP and have structured the proposed exchange offer to increase our Tier 1 common equity by up to approximately $1.2 billion. In addition, we may act opportunistically to raise further Tier 1 common equity and increase our Tier 1 common ratio.”

The lead dealer managers for the proposed exchange offer are UBS Investment Bank and Popular Securities and the co-lead dealer manager is Citi.

A preliminary prospectus for the proposed exchange offer has been filed by the Corporation with the US Securities and Exchange Commission (the SEC) and has not been declared effective. The terms of the proposed exchange offer are subject to change and there can be no assurances that the Corporation will launch or complete the proposed exchange offer at the exchange values set forth above or on the other terms set forth in the preliminary prospectus filed by the Corporation with the SEC.

Popular, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the company has filed with the SEC for more complete information about the company and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Popular, Inc. will arrange to send you the prospectus if you request it by contacting Investor Relations, at (787) 765 – 9800, extension 6138.

This press release is not an offer to sell or purchase or an offer to exchange or a solicitation of acceptance of an offer to sell or purchase or offer to exchange, which may be made only pursuant to the terms of the prospectus or Exchange Offer and related letter of transmittal, as applicable.

Forward-Looking statements
The information included in this press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve certain risks and uncertainties that may cause actual results to differ materially from those expressed in forward-looking statements. Factors such as changes in interest rate environment, as well as general changes in business market and economic conditions may cause actual results to differ from those contemplated by such forward-looking statements. For a discussion of such risks and uncertainties, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008 as well as its filings with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

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Popular, Inc. is a full service financial services provider based in Puerto Rico with operations in Puerto Rico, the United States, the Caribbean and Latin America. As the leading financial institution in Puerto Rico, with 177 branches and offices, the Corporation offers retail and commercial banking services through its principal banking subsidiary, Banco Popular de Puerto Rico, as well as auto and equipment leasing and financing, mortgage loans, investment banking, broker-dealer and insurance services through specialized subsidiaries.

In the United States, the Corporation operates Banco Popular North America (BPNA), including its wholly-owned subsidiary E-LOAN. BPNA is a community bank providing a broad range of financial services and products to the communities it serves. BPNA operates branches in New York, California, Illinois, New Jersey and Florida. E-LOAN markets deposit accounts under its name for the benefit of BPNA and offers loan customers the option of being referred to a trusted consumer lending partner.

The Corporation, through its transaction processing company, EVERTEC, continues to use its expertise in technology as a competitive advantage in its expansion throughout the Caribbean and Latin America, as well as internally servicing many of its subsidiaries’ system infrastructures and transactional processing businesses. The Corporation is exporting its 115 years of experience through these regions while continuing its commitment to meet the needs of retail and business clients through innovation and to foster growth in the communities it serves.